EXHIBIT 10.46

September 4, 2009

Bob Eulau
21415 Continental Circle
Saratoga, CA  95070

Dear Bob,

    On behalf of Sanmina-SCI Corporation, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting to Jure Sola, Chairman & CEO.  In this position, you will be classified as an exempt employee, and you will receive a base salary of $400,000.00 annually.  You will be paid bi-weekly in accordance with the Company’s payroll practices.

    You will also be eligible for a bonus payment in fiscal 2010.  Your target bonus payout will be 80% of your base salary once a full fiscal year of employment has been completed.  This plan will be designed by the CEO and approved by the Company’s Board of Directors by the end of November, 2009.  Once the plan has been designed, the target bonus percentage may be higher than 80%.  You will also receive a guaranteed bonus of $200,000 once a full fiscal year of employment has been completed.  In accordance with the Company’s bonus plan, bonuses will be paid on or before December 15th.  This bonus payment will be made in accordance with the Company’s normal pay practices for bonuses.

    We are currently working on the change of control agreement.  Effective ninety (90) days after the start of your employment, you will receive an equivalent change of control agreement as your peers, which is two (2) times your base salary plus target bonus.

    As a regular full time employee, you will be eligible to participate in the medical, life, and dental coverages within the terms of the Company’s insurance plans in effect during your employment.  Enclosed is the 2009 Summary of Benefit Options which describes the Benefit Plan in greater detail. You should be aware that the terms of such insurance programs may be modified from time to time during the course of employment with the Company.

    In addition, Sanmina-SCI offers a number of company sponsored benefits, including a retirement Deferred Savings Plan (401K), which you will be eligible to participate in, after completing one month, of regular full-time employment, subject to Plan guidelines.

    You will also receive a stock option grant of one hundred seventy five thousand (175,000) shares.  Your stock option grant date will be the fifteenth (15th) of the month, following the month of your date of hire, provided formal approval by a Designated Approver is obtained prior to the fifteenth (15th) calendar day of the month.  One quarter of the shares subject to your stock option will be exercisable upon the first anniversary of the date of grant, and thereafter the remaining shares will become exercisable in equal installments of l/36 per month for a total vesting period of 4 years. Your stock option grant is subject to approval by the Company's Board of Directors. The terms of your stock option will be set forth in a definitive stock option agreement between you and the Company.

    In addition, you will receive fifty thousand (50,000) shares of restricted stock (RSUs) to fully vest at the end of three (3) years. This vesting period will be reduced to two (2) years as per below if the 14 trading day average closing price of the company’s common stock (the “average closing price”) reaches certain  performance hurdles:

❖	25,000 shares will be released if the average closing price equals or exceeds $20.00 per share

❖	An additional 25,000 shares will be released if the average closing price equals or exceeds $30.00 per share

    The terms of your RSUs will be set forth in a definitive stock agreement between you and the Company.

    Your employment pursuant to this offer is contingent on your executing and agreeing to be bound by the terms and conditions of the Company’s standard Employee Propriety Information and Inventions Agreement, a copy of which is attached.  Employment with Sanmina-SCI is also contingent upon you providing the Company with the legally required proof of authorization to work in the United States.

    You understand and acknowledge that employment with the Company is for an unspecified duration and constitutes “at-will” employment.  You acknowledge that this employment relationship may be terminated at any time, with or without cause or for any or no cause, at the option of either you or the Company, with or without notice.

    I sincerely hope that you will accept our offer of employment and we look forward to working with you.  I would like you to begin your employment with Sanmina-SCI on Monday, September 14, 2009.

    This offer is valid until 5:00pm (PDT) September 4, 2009.  Please acknowledge your receipt and acceptance of our offer before this date by signing and returning a complete copy to my attention.  Please keep one copy of the offer letter for your records.  We look forward to your joining the Sanmina-SCI team.

Sincerely,

/s/ Jure Sola
Jure Sola
Chairman & CEO

Enclosures

Agreed to and accepted this 4th day of September, 2009.

/s/ Robert K. Eulau	September 14, 2009
Bob Eulau	Start Date